                                                                      EXHIBIT 11

                       COMPUTATION OF PER SHARE EARNINGS

                                                       Three Months Ended   Nine Months Ended
                                                           September 30,      September 30,
                                                       ------------------  ------------------
(in thousands, except per share amounts)                 1997      1996      1997      1996
                                                       --------  --------  --------  --------

PRIMARY EARNINGS:

  Net income.........................................   $ 3,223   $ 4,720   $18,498   $11,198
  Preferred stock dividends..........................       444        73     1,334        73
                                                        -------   -------   -------   -------

  Earnings available to common stock.................   $ 2,779   $ 4,647   $17,164   $11,125
                                                        =======   =======   =======   =======

  Weighted average common shares outstanding.........    26,387    26,430    26,548    27,156
  Common stock equivalents - stock options...........       336       314       216       213
                                                        -------   -------   -------   -------

  Weighted average common shares and
    common stock equivalents outstanding.............    26,723    26,744    26,764    27,369
                                                        =======   =======   =======   =======

  Primary earnings:
    Per common share.................................   $  0.11   $  0.18   $  0.65   $  0.41
                                                        =======   =======   =======   =======
    Per common share and equivalent (a)..............   $  0.10   $  0.17   $  0.64   $  0.41
                                                        =======   =======   =======   =======

FULLY DILUTED EARNINGS:

  Earnings available to common stock.................   $ 2,779   $ 4,647   $17,164   $11,125
  Convertible preferred stock dividends..............       444        73     1,334        73
  Convertible note interest and other costs,
    after income tax.................................         -       592        46     1,799
                                                        -------   -------   -------   -------

  Earnings, as adjusted..............................   $ 3,223   $ 5,312   $18,544   $12,997
                                                        =======   =======   =======   =======

  Weighted average common shares and
    common stock equivalents outstanding.............    26,723    26,744    26,764    27,369
  Additional common shares upon conversion of:
    Preferred stock..................................     1,640       267     1,640        90
    Subordinated notes...............................         -     4,133       102     4,192
                                                        -------   -------   -------   -------

  Weighted average common shares and
    common stock equivalents outstanding,
    as adjusted......................................    28,363    31,144    28,506    31,651
                                                        =======   =======   =======   =======

  Fully diluted earnings per common share
    and equivalent (b)...............................   $  0.11   $  0.17   $  0.65   $  0.41
                                                        =======   =======   =======   =======

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(a) Because their impact is less than 3% dilutive (before rounding adjustments), common stock equivalents are not included in the calculation of primary earnings per share as disclosed on the statement of operations for the three months ended September 30, 1997 and 1996.
(b) Fully diluted earnings per share is either antidilutive or less than 3% lower than primary earnings per share and therefore is not applicable.